Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS
ISSUES 2022 GUIDANCE FOR STRONG PROFIT GROWTH

ALPHARETTA, GA, February 23, 2022 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three months and year ended December 31, 2021.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), low ignition propensity (LIP), "organic" - pro forma for Tekra acquisition that closed in March 2020, and excludes benefit of Scapa acquisition in April 2021

Full Year 2021 Financial Results Summary

•Strong AMS organic sales growth of 11% offset by inflationary and supply chain pressures across the business
•Long-term growth outlook accelerated by Scapa acquisition
•Total sales were $1,440.0 million, up 34%, and up 4% on organic basis
•GAAP operating profit was $83.3 million, or 5.8% of sales, down $45.5 million, and included $38.9 million of transaction and integration costs and incremental purchase accounting expenses from the Scapa acquisition (closed April 15, 2021); Adjusted operating profit was $158.8 million, or 11.0% of sales, down $12.8 million
•GAAP EPS was $2.80, up from $2.66, including gains from asset sales and one-time favorable tax items during the fourth quarter; Adjusted EPS was $3.10, down from $3.68
•Operating cash flow was $58.1 million and free cash flow was $19.2 million

2022 Financial Outlook

•The Company expects a strong profit recovery in 2022 and issued full year guidance of Adjusted EPS in the range of $3.50 to $3.95, driven by 20% to 30% growth in adjusted EBITDA

Fourth Quarter 2021 Financial Results Summary

•Fourth quarter results reflected 2% organic sales growth in AMS and 3% growth in EP, offset by 2021 peak raw materials costs and supply chain challenges
•Total sales were $390.4 million, up 40%, or up 3% on organic basis
•GAAP operating profit was $10.9 million, or 2.8% of sales, down $12.4 million; Adjusted operating profit was $28.9 million, or 7.4% of sales, down $7.0 million
•GAAP EPS was $1.68, up from $0.48, and included $0.87 per share gain on asset sale and one-time net favorable tax items of $0.92 per share; Adjusted EPS was $0.36, down from $0.77

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "We enter 2022 confident that we will deliver strong growth in sales and profitability. 2021 top line performance met our growth expectations, but profits were impacted by sharp input cost increases and supply chain challenges, which we expect to moderate as this year progresses. Early signs show more positive fundamentals on several fronts. We have successfully increased prices across the business and see moderation on some key input costs while we continue to progress against other supply chain hurdles. Our Scapa integration is moving well and meeting our strategic expectations. It was an extremely demanding year, and I commend our global teams for their dedication and perseverance as we delivered for our customers on a day-to-day basis while still executing on many longer-term strategic growth initiatives."

"For AMS, we were encouraged by double-digit organic sales growth in 2021, with filtration, transportation, and construction products leading the way. Sales growth could have been even higher if not for pockets of raw material scarcity and labor shortages, which constrained our ability to meet surging demand for our paint protection films and certain filtration products. Scapa joined SWM in April and we have been pleased with overall sales performance and the teamwork demonstrated as we explored a compelling set of commercial synergy opportunities. We have identified several actionable projects to take advantage of our combined manufacturing capabilities, which we believe will further enhance the strategic value creation of this combination. EP performed as we had anticipated in 2021, notwithstanding the unexpected steep rise in wood pulp costs and other inflationary factors. We improved our cost structure, pioneered hemp fiber engineering innovations and launched new products, and advanced the groundwork for a variety of sustainable fiber-based packaging solutions. These investments in innovation outside of our traditional product line have the potential to meaningfully expand the portfolio and improve the multi-year profit outlook for EP."

Dr. Kramer concluded, "In 2022, we expect continued consolidated top-line growth, improved cost/price dynamics, and a gradual easing of supply chain constraints to drive 20% to 30% adjusted EBITDA growth. This improved profitability is embedded in our 2022 Adjusted EPS guidance of $3.50 to $3.95, implying up to 27% growth over 2021, with substantial year-over-year profit increases in the second half of the year. We also expect free cash flow to return towards historical levels, likely in the $100 million range, which supports our dividend and planned debt reduction. Though our 2021 results were clouded by many factors, we are more optimistic than ever before about our longer-term outlook and strength of our diversified portfolio. With the addition of Scapa's $400-plus million of annualized sales, SWM is now heavily weighted towards growing industries with very favorable long term fundamental trends, and we possess an expanded suite of technologies and innovative solutions to offer our customers. We believe we are well positioned for top line growth, expanding margins and strong financial performance in 2022 and beyond."

Fourth Quarter 2021 Financial Results

Advanced Materials & Structures segment sales were $255.6 million, up 72%, including the benefit from the Scapa acquisition, while organic sales increased 2%. Organic sales were driven by 20% growth in filtration, led by water and other process filtration products. Industrial sales increased double digits with the largest gains in digital printing products. Transportation sales declined as the year-ago quarter had elevated sales when customers began re-ordering paint protection films to fill their pipeline after significant mid-2020 order flow disruptions related to COVID-19. Since the pandemic began, transportation sales have fluctuated the most (both positively and negatively) within the AMS portfolio; excluding transportation sales, AMS organic growth would have been approximately 8% during the quarter. Healthcare sales (excluding Scapa) declined as certain products that saw short-term COVID-19 related demand spikes in 2020, such as facemask materials, faced difficult comparisons.

GAAP operating profit was $5.5 million, or 2.2% of sales, down 72%, and included $4.7 million of incremental purchase accounting expenses related to the Scapa acquisition. Adjusted operating profit was $18.6 million, down 29%, with margin of 7.3%, down from 17.5%. Both GAAP and adjusted operating profit results reflected organic sales growth and the incremental benefit of the acquired Scapa business; however consistent with the third quarter, these factors were offset by higher raw material costs, other inflationary pressures, and supply chain challenges. Costs for polypropylene resin, a key input, reached peak 2021 levels during the third quarter, which impacted fourth quarter profits given the timing lag of materials purchasing, production, and sales. The Company also continued to experience inflationary pressures from energy, freight, and labor challenges which have constrained sales in some product areas. The margin percentage decline was primarily attributable to these cost increases and other supply chain challenges, including limited supplies of specialty resins used in the transportation films business. The Company expects selling price increase actions and lower polypropylene costs to result in improved price versus cost variances in 2022. Of note, $2.2 million of operating costs related to shared services in Scapa have been classified into the Company's Unallocated expenses.

Engineered Papers segment sales were $134.8 million, up 3%, driven by a 5% volume increase, unfavorable price/mix of 1% and 1% of negative currency related to the Euro. Volumes benefited from gains in tobacco papers, continued rapid growth in Heat-not-Burn products, and an increase in non-tobacco papers.

GAAP operating profit was $22.4 million, or 16.6% of sales, down 5%. Adjusted operating profit was $24.9 million, down 16%, with adjusted operating margin contracting 410 basis points to 18.5%. Margin reduction resulted primarily from significant wood pulp cost increases and other inflationary and supply chain pressures, such as energy costs and freight. A significant portion of segment sales are derived from contracts with annual price adjusters, several of which recently reset, which should result in improved price versus cost variances in 2022. The 2021 wood pulp cost increases offset other manufacturing efficiencies and cost reduction projects. Currency movements resulted in a $1.6 million benefit to operating profit.

Unallocated GAAP expenses were $17.0 million, versus $19.7 million in 4Q:20, and included $2.4 million of integration and acquisition expenses related to Scapa. Adjusted unallocated expenses (which exclude the Scapa acquisition related costs) were $14.6 million, versus $19.7 million. The decrease was primarily a function of lower incentive compensation as the Company did not meet its 2021 financial targets, and lower corporate development and acquisition-related consulting fees for Scapa which were incurred in 4Q:20. As noted above, unallocated expenses included $2.2 million of costs incurred within Scapa as shared services for corporate functions such as legal, finance, HR, and IT, however these costs are reported in the Company's segment financials as unallocated. Adjusted unallocated costs were 3.7% of consolidated sales, down from 7.1% in the prior year quarter.

Consolidated sales were $390.4 million, up 40%, and up 3% on an organic basis. Currency had an immaterial impact on consolidated sales during the quarter. GAAP operating profit was $10.9 million, down 53%, or $12.4 million, and GAAP operating profit margin was 2.8%. These figures were impacted by $4.7 million of higher purchase accounting expenses related to the Scapa acquisition. Adjusted operating profit was $28.9 million, down 19%, and adjusted operating profit margin was 7.4%, down 540 basis points.

GAAP income was $53.3 million, up $38.0 million; GAAP EPS was $1.68. GAAP EPS reflected an $0.87 per share gain from the previously disclosed sale of the Spotswood, New Jersey site and $0.92 per share of favorable one-time tax items.

Adjusted income was $12.7 million, down 49%; Adjusted EPS was $0.36. Adjusted EBITDA was $43.8 million, down 7%, and adjusted EBITDA margin was 11.2%, down 560 basis points.

Interest expense was $14.8 million, up from $7.7 million due to higher average debt balances as a result of the Scapa acquisition which closed in April 2021. Other income was $35.1 million, and included a $35.2 million gain from the sale of the Spotswood, New Jersey facility, versus other expense of $0.3 million in the prior year quarter.

The Company reported a negative tax rate of 69.9%, versus 19.0% in the prior year period, which included one-time net benefits of $29.0 million, or $0.92 per share, related to favorable tax valuation items. These positive valuation changes are the result of a more favorable long-term profit outlook that resulted in increases to net tax assets on the balance sheet. Excluding the impact of non-GAAP adjustments, the fourth quarter 2021 tax rate was 11.0% (the implied rate reflected in the Company's Adjusted EPS), versus 21.7% in the prior year quarter. The low fourth quarter rate was recorded to reflect the company's full year tax rate.

The Company's Chinese JVs contributed $0.01 to both GAAP and Adjusted EPS, versus $0.09 in the prior year quarter, due to timing of sales (full year 2021 EPS contribution increased as noted below).

Net currency movements had a $1.7 million favorable impact on operating profits and the translation impact of net currency movements was negative $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables for additional details). The most significant adjustments to fourth quarter 2021 results were the one-time gain of $0.87 per share on the Spotswood facility sale, the one-time gain of $0.92 per share related to the tax valuations, and purchase accounting expenses of $0.28 per share, up $0.12 per share due to the Scapa acquisition (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions).

2021 Year-to-Date Financial Results

Advanced Materials & Structures segment sales were $930.7 million, up 71%, including the benefit from the Scapa acquisition, while organic sales increased 11% (pro forma to assume the Tekra acquisition was owned for the full prior year period). Year-to-date organic sales growth was driven by 20%-plus gains in filtration and transportation sales. Filtration sales increased across all key product lines, and were led by water and process filtration products. Demand for transportation sales rebounded sharply following COVID-19 related disruptions in 2020, particularly for paint protection films. Construction sales also increased double digits with broad strength across the portfolio, while healthcare products declined due mostly to lower sales of facemask materials compared to COVID-19 related 2020 demand surges.

GAAP operating profit was $61.6 million, or 6.6% of sales, down 5%, and included $17.5 million of incremental purchase accounting expenses related to the Scapa acquisition. Adjusted operating profit was $106.8 million, up 17%, while margin contracted 530 basis points to 11.5%. Both GAAP and adjusted operating profit results reflected the 11% organic sales growth and the incremental benefit of the acquired Scapa business; however, these positive factors were offset by higher raw material costs, particularly for polypropylene resin, other inflationary pressures such as energy, freight and labor, and supply chain challenges. As noted above, the Company expects selling price increase actions taken and lower polypropylene costs to result in improved price versus cost variances in 2022. Of note, $6.0 million of operating costs related to shared services in Scapa have been classified into the Company's Unallocated expenses.

Engineered Papers segment sales were $509.3 million down 4%, driven by a 2% volume decline and unfavorable price/mix of 4%, which were partially offset by a 3% currency benefit related to the Euro. The volume decline was primarily attributable to lower tobacco papers, particularly LIP, as customers adjusted inventories lower after building significant safety stocks in mid-2020. The lower LIP volume was also a significant contributor to the negative mix effect. Rapid growth throughout the year in reduced risk Heat-not-Burn sales was a positive offset within the tobacco business, while non-tobacco paper volumes also increased.

GAAP operating profit was $100.5 million, down 14%. Adjusted operating profit was $109.4 million, down 18%, with adjusted operating margin declining 360 basis point to 21.5%. Margin reduction reflected the LIP volume decline and associated negative mix impact noted above, as well as significantly higher wood pulp costs and increases in energy and freight. Wood pulp price adjusters in several large customer contracts have recently reset and are expected to result in improved price versus cost variances in 2022. Year-to-date profits were also impacted by inefficiencies in the first half of 2021 related to the Spotswood, NJ closure and transition of production to other facilities. Currency movements resulted in a $5.7 million benefit to operating profits.

Unallocated GAAP expenses were $78.8 million, up $26.0 million versus $52.8 million in the prior year period. $21.4 million of the 2021 expenses related to the Scapa acquisition, including associated third-party advisory and diligence costs, transaction fees, and integration expenses incurred mostly during the first half of the year. Adjusted unallocated expenses, which excluded the Scapa acquisition related costs, were $57.4 million versus $52.7 million, up $4.7 million. The increase was more than accounted for by the $6.0 million of costs incurred within Scapa as shared services for corporate functions such as legal, finance, HR, and IT, that are reported in the Company's segment financials as unallocated expenses. Adjusted unallocated expenses were 4.0% of total sales, down 90 basis points.

Consolidated sales were $1,440.0 million, up 34%, and excluding the Scapa acquisition were up 4% on an organic basis (pro forma to assume the Tekra acquisition was owned for the full prior year period). Favorable currency movements benefited sales, excluding Scapa, by 2%. GAAP operating profit was $83.3 million, down 35%, or $45.5 million, and GAAP operating profit margin was 5.8%. These figures were significantly impacted by the Scapa acquisition and integration related costs of $21.4 million and $17.5 million of higher purchase accounting expenses related to the Scapa acquisition. Adjusted operating profit was $158.8 million, down 7%, and adjusted operating profit margin was 11.0%, down 500 points.

GAAP income was $88.9 million, up 6%; GAAP EPS was $2.80. GAAP EPS reflected a $0.87 per share gain from the sale of the Spotswood, New Jersey site and $0.92 per share of favorable one-time tax items. GAAP EPS also reflects $0.75 per share of acquisition and integration related costs, and foreign currency exchange impacts from Scapa acquisition, as well as $1.09 per share of purchase accounting adjustments.

Adjusted income was $99.3 million, down 14%; Adjusted EPS was $3.10. Adjusted EBITDA was $209.1 million, down 2%, and adjusted EBITDA margin was 14.5%, down 530 basis points.

Interest expense was $46.1 million, up from $30.5 million, due to incremental debt related to the Scapa acquisition. This increase included a $4.5 million favorable adjustment to interest expenses related to the settlement of Brazil tax assessments. Other income was $35.9 million, due to the Spotswood sale gain, versus other expense of $1.0 million in the prior year period.

The Company reported a negative tax rate of 12.9%, versus 18.9% in the prior year period due to the favorable tax valuation items referenced above. Excluding the impact of non-GAAP adjustments, the year-to-date tax rate was 18.6% (the implied rate reflected in the Company's Adjusted EPS), versus 21.0% in the prior year period. The tax rate benefited from favorable one-time items, partially offset by an unfavorable mix of earnings.

The Company's Chinese JVs contributed $0.20 to both GAAP and Adjusted EPS, versus $0.16 per share in the prior year period.

Net currency movements were a $6.9 million benefit to operating profits and the translation impact of net currency movements was positive $0.06 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables for additional details). The most significant adjustments to full year 2021 results were related to the Scapa acquisition, purchase accounting expenses, the tax valuation items, and the gain from the Spotswood site sale. The Company incurred $0.75 per share of costs associated with third party advisory, transactions fees, and integration costs which affected GAAP operating profits, and an unfavorable mark-to-market impact of British pound forward contracts which affected other expense, related to the Scapa acquisition. Purchase accounting expenses increased $0.46 per share to $1.09 per share, mostly due to the Scapa acquisition (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). The Company recorded a one-time gain of $0.87 per share on the sale of the Spotswood site and a one-time gain of $0.92 per share related to the tax valuations.

Cash Flow, Debt, & Dividend

2021 cash provided by operating activities was $58.1 million, down from $161.6 million. The Company's working capital-related cash outflows were $61.4 million, compared to $5.7 million in the prior year period. The higher working capital outflows are associated with the 2021 sales increase in AMS, and the related growth in receivables and inventories (higher cost inventories due to rising input costs). In addition, approximately $19.0 million of cash costs were incurred during the year in connection with the closing and integration of the Scapa acquisition.

Capital spending and capitalized software totaled $38.9 million, up $5.6 million, as 2020 capital spending was lower than originally expected in response to COVID-19 related uncertainties. Year-to-date free cash flow was $19.2 million down from $128.3 million due to the operating cash flow trends discussed above.

Total debt was $1,270.3 million as of December 31, 2021, up $677.0 million from year end 2020, and total cash was $74.7 million; net debt was $1,195.6 million on December 31, 2021, up $657.0 million from year-end 2020. The Company's total debt is comprised primarily of $393 million of borrowings under the revolving credit facility, which is due in 2023 and represents the Company's nearest material debt maturity, $194 million of an outstanding term loan due in 2025, $350 million of senior notes due in 2026, and $348 million of an outstanding term loan due in 2028 (these amounts may not sum to total debt due mainly to unamortized discount and issuance costs). The Company's liquidity position is $177 million, consisting of approximately $75 million of cash and $102 million of net revolver availability. Management believes this liquidity and free cash flow are sufficient to fund the Company's operating needs and financial obligations, including dividend payments.

Pursuant to the terms of the Company's credit agreement, net debt to adjusted EBITDA was 4.8x as of December 31, 2021, up from 2.3x from year end 2020. The increase in debt and leverage levels is primarily related to the acquisition of Scapa.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on March 25, 2022 to stockholders of record as of March 11, 2022. During 2021, the Company paid dividends to stockholders totaling $55.3 million.

2022 Financial Outlook

The Company issued 2022 Adjusted EPS guidance of $3.50 to $3.95, driven by 20% to 30% adjusted EBITDA growth. This equates to $2.32 to $2.77 of GAAP EPS based on estimates of $1.18 per share of non-cash purchase accounting expenses (see non-GAAP reconciliation table). Management anticipates that adjusted EBITDA growth may exceed Adjusted EPS growth based on the likelihood of a higher tax rate in 2022.

The Company expects 2022 capital expenditures and capitalized software spending of approximately $45 million to $55 million.

Environmental, Social, and Governance (ESG)

On January 12, 2022, the Company released its 2021 Environmental, Social, and Governance (ESG) report as part of its ongoing efforts to increase transparency around its ESG strategy and initiatives. The report shares stories of how SWM is working toward more sustainable solutions, including those that impact the environments where the

Company operates, where its products are used, and the planet in general. Among the highlights in the report are the following areas important to the Company’s strategy:

–SWM employees and their health, safety, and development
–SWM’s culture that allows for honest conversations, diversity of thought, teamwork, creativity, and innovation
–Customer relationships and SWM products
–Governance oversight and policies to support integrity and ethical behavior throughout the four continents where SWM operates
–Commitment to excellence in everything, including supporting local communities
–SWM’s responsibility to further integrating environmental practices into its strategies

Conference Call

SWM will hold a conference call to review fourth quarter 2021 and full year results with investors and analysts at 8:30 a.m. Eastern time on Thursday, February 24, 2022. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

Schweitzer-Mauduit International, Inc., operating as SWM International, is a leading global performance materials company, focused on finding ways to improve everyday life by bringing best-in-class innovation, design, and manufacturing solutions to our customers. Our highly engineered films, adhesive tapes, foams, nets, nonwovens, and papers are designed and manufactured using resins, polymers, and natural fibers for a variety of industries and specialty applications. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 5,000 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act and other legal protections. Forward-looking statements include, without limitation, those regarding EPS and other financial guidance, acquisition integration and performance, growth prospects, future end-market trends, the future effects of supply chain challenges and price increases, future cash flows, net leverage, purchase accounting impacts, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may,", "will", "typically," and similar words.

These forward-looking statements are prospective in nature and not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which our business shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. No assurance can be given that such expectations will prove to have been correct and persons reading this presentation are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this press release. These statements are not guarantees of future performance and involve certain risks and uncertainties, and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, the following factors:

•Risks associated with pandemics and other public health emergencies, including the continued impact of, and the governmental and third party response to, the COVID-19 pandemic and its variant strains (including any proposed new regulation concerning mandatory COVID-19 vaccination of employees);

•Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•Changes in the source and intensity of competition in our commercial segments;

•Our ability to attract and retain key personnel;

•Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•Employee retention and labor shortages;

•Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•New reports as to the effect of smoking on human health or the environment;

•Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•The phasing out of USD LIBOR after 2023;

•Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•Supply chain disruptions, including the failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•The outcome and cost of the LIP-related intellectual property litigation against Glatz in Europe;

•Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•Increased taxation on tobacco-related products;

•Costs and timing of implementation of any upgrades or changes to our information technology systems;

•Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•Changes in construction and infrastructure spending and its impact on demand for certain products;

•Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements herein are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data. The financial results reported in this release are unaudited.

For additional factors and further discussion of these factors, please see SWM's most recently filed Annual Report on Form 10-K and other reports we file with the SEC from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, plant closure expenses, certain purchase accounting adjustments related to AMS segment acquisitions, acquisition and integration related costs, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period.

Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2021	2020	% Change
Net sales	$390.4	$279.4	39.7%
Cost of products sold	314.2	199.9	57.2
Gross profit	76.2	79.5	(4.2)

Selling expense	12.5	9.6	30.2
Research and development expense	5.4	3.4	58.8
General expense	43.2	39.0	10.8
Total nonmanufacturing expenses	61.1	52.0	17.5

Restructuring and impairment expense	4.2	4.2	—
Operating profit	10.9	23.3	(53.2)
Interest expense	14.8	7.7	92.2
Other (expense) income, net	35.1	(0.3)	N.M.
Income before income taxes and income from equity affiliates	31.2	15.3	N.M.

(Benefit) provision for income taxes	(21.8)	2.9	N.M.
Income from equity affiliates, net of income taxes	0.3	2.9	(89.7)
Net income	$53.3	$15.3	N.M.

Net income per share - basic:
Net income per share – basic	$1.70	$0.49	N.M.

Net income per share – diluted:
Net income per share – diluted	$1.68	$0.48	N.M.

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	31,055,200	31,914,300

Diluted	31,454,300	31,355,900

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2021	2020	% Change
Net sales	$1,440.0	$1,074.4	34.0%
Cost of products sold	1,109.7	766.1	44.9
Gross profit	330.3	308.3	7.1

Selling expense	46.7	36.9	26.6
Research and development expense	20.3	13.8	47.1
General expense	169.9	116.9	45.3
Total nonmanufacturing expenses	236.9	167.6	41.3

Restructuring and impairment expense	10.1	11.9	(15.1)
Operating profit	83.3	128.8	(35.3)
Interest expense	46.1	30.5	51.1
Other income (expense), net	35.9	(1.0)	N.M.
Income before income taxes and income from equity affiliates	73.1	97.3	(24.9)

(Benefit) provision for income taxes	(9.4)	18.4	N.M.
Income from equity affiliates, net of income taxes	6.4	4.9	30.6
Net income	$88.9	$83.8	6.1%

Net income per share - basic:
Net income per share – basic	$2.83	$2.68	5.6%

Net income per share – diluted:
Net income per share – diluted	$2.80	$2.66	5.3%

Cash dividends declared per share	$1.76	$1.76

Weighted average shares outstanding:

Basic	31,030,400	30,832,700

Diluted	31,400,300	31,104,200

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$74.7	$54.7
Accounts receivable, net	238.0	148.5
Inventories	259.5	179.7
Other current assets	22.4	13.5
Property, plant and equipment, net	463.9	339.0
Goodwill	640.8	403.7
Other noncurrent assets	713.5	445.8
Total Assets	$2,412.8	$1,584.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$3.2	$2.8
Other current liabilities	227.9	164.1
Long-term debt	1,267.1	590.5
Pension and other postretirement benefits	39.0	36.5
Deferred income tax liabilities	87.6	45.1
Long-term income tax payable	16.6	17.7
Other noncurrent liabilities	89.2	78.6
Stockholders’ equity	682.2	649.6
Total Liabilities and Stockholders’ Equity	$2,412.8	$1,584.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Year Ended December 31,
	2021	2020
Operating
Net income	$88.9	$83.8
Non-cash items included in net income:
Depreciation and amortization	92.7	72.2
Impairments	1.6	—
Deferred income tax	(27.0)	(5.2)
Pension and other postretirement benefits	0.7	3.7
Stock-based compensation	8.5	8.8
Income from equity affiliates	(6.4)	(4.9)
Brazil tax assessment accruals, net	(6.1)	—
Gain on sale of assets	(35.3)	—
Long-term income tax payable	—	(0.5)
Cash dividends received from equity affiliates	3.3	2.7
Other items	(1.4)	6.7
Changes in operating working capital	(61.4)	(5.7)
Cash provided by operations	58.1	161.6

Investing
Capital spending	(35.9)	(30.1)
Capitalized software costs	(3.0)	(3.2)
Acquisitions, net of cash acquired	(630.6)	(169.3)
Proceeds from sale of assets	35.3	0.5
Other investing	(2.3)	(1.0)
Cash used in investing	(636.5)	(203.1)

Financing
Cash dividends paid to SWM stockholders	(55.3)	(55.0)
Changes in short-term debt	—	—
Proceeds from issuances of long-term debt	744.5	212.7
Payments on long-term debt	(55.9)	(165.3)
Payments for debt issuance costs	(14.6)	—
Payments on financing lease obligations	(15.4)	—
Purchases of common stock	(3.4)	(1.0)
Cash used in financing	599.9	(8.6)

Effect of exchange rate changes on cash and cash equivalents	(1.5)	1.8

Increase (decrease) in cash and cash equivalents	$20.0	$(48.3)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
AMS	$255.6	$148.9	71.7%	$930.7	$543.5	71.2%
EP	134.8	130.5	3.3%	509.3	530.9	(4.1)%
Total Consolidated	$390.4	$279.4	39.7%	$1,440.0	$1,074.4	34.0%

Operating Profit
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2021	2020	2021	2020	2021	2020	2021	2020
AMS	$5.5	$19.5	2.2%	13.1%	$61.6	$64.8	6.6%	11.9%
EP	22.4	23.5	16.6%	18.0%	100.5	116.8	19.7%	22.0%
Unallocated	(17.0)	(19.7)			(78.8)	(52.8)
Total Consolidated	$10.9	$23.3	2.8%	8.3%	$83.3	$128.8	5.8%	12.0%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
AMS - Restructuring & Impairment Expenses	$1.9	$0.1	$1.9	$0.6
AMS - Purchase Accounting Adjustments	11.2	6.5	43.3	25.8
EP - Restructuring & Impairment Expenses, plant closure expenses, and Tax Assessment	2.5	6.0	8.9	16.3
Unallocated	2.4	—	21.4	0.1
Total Consolidated	$18.0	$12.6	$75.5	$42.8

Adjusted Operating Profit *
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2021	2020	2021	2020	2021	2020	2021	2020
AMS	$18.6	$26.1	7.3%	17.5%	$106.8	$91.2	11.5%	16.8%
EP	24.9	29.5	18.5%	22.6%	109.4	133.1	21.5%	25.1%
Unallocated	(14.6)	(19.7)			(57.4)	(52.7)
Total Consolidated	$28.9	$35.9	7.4%	12.8%	$158.8	$171.6	11.0%	16.0%

* Adjusted Operating Profit, a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating profit	$10.9	$23.3	$83.3	$128.8
Plus: Restructuring and impairment, and plant closure expenses	4.4	6.0	10.8	16.9
Plus: Purchase accounting adjustments	11.2	6.5	43.3	25.8
Plus: Acquisition and integration related costs	2.4	—	21.4	—
Adjusted Operating Profit	$28.9	$35.8	$158.8	$171.5

Income	$53.3	$15.3	$88.9	$83.8
Plus: Restructuring and impairment expense	4.2	4.2	10.1	11.9
Less: Tax impact of restructuring and impairment expense	(0.9)	(1.1)	(2.4)	(3.1)
Less: Gain on Sale of Spotswood	(35.2)	—	(35.2)	—
Plus: Tax impact on gain on sale of Spotswood	8.0	—	8.0	—
Plus: Plant closure	0.2	1.7	0.7	4.9
Less: Tax impact of plant closure	(0.1)	(0.4)	(0.2)	(1.1)
Plus: Purchase accounting adjustments	11.2	6.5	43.3	25.8
Less: Tax impact of purchase accounting adjustments	(2.3)	(1.6)	(8.7)	(6.3)
Plus (less): Brazil tax assessments	—	0.1	(6.1)	0.1
Plus: Tax impact of Brazil tax assessments	—	—	2.8	—
Plus: Acquisition and integration related costs	2.4	—	21.4	—
Less: Tax impact on acquisition and integration related costs	(0.5)	—	(4.7)	—
Plus: Acquisition related foreign currency exchange impacts	—	—	6.9	—
Less: Luxembourg valuation allowance release	(33.6)	—	(33.6)	—
Plus: Reversal of valuation allowance on prior year tax credits	4.6	—	4.6	—
Plus (less): Tax legislative changes, net of other discrete items	1.4	—	3.5	(0.4)
Adjusted Income	$12.7	$24.7	$99.3	$115.6

Earnings per share - diluted	$1.68	$0.48	$2.80	$2.66
Plus: Restructuring and impairment expense	0.13	0.13	0.32	0.38
Less: Tax impact of restructuring and impairment expense	(0.03)	(0.04)	(0.08)	(0.10)
Less: Gain on Sale of Spotswood	(1.12)	—	(1.12)	—
Plus: Tax impact on gain on sale of Spotswood	0.25	—	0.25	—
Plus: Plant closure	—	0.06	0.02	0.16
Less: Tax impact of plant closure	(0.01)	(0.02)	(0.01)	(0.04)
Plus: Purchase accounting adjustments	0.35	0.21	1.37	0.83
Less: Tax impact of purchase accounting adjustment	(0.07)	(0.05)	(0.28)	(0.20)
Less: Brazil tax assessments	—	—	(0.20)	—
Plus: Tax impact of Brazil tax assessments	—	—	0.09	—
Plus: Acquisition and integration related costs	0.08	—	0.68	—
Less: Tax impact on acquisition and integration related costs	(0.02)	—	(0.15)	—
Plus: Acquisition related foreign currency exchange impacts	—	—	0.22	—
Less: Luxembourg valuation allowance release	(1.07)	—	(1.07)	—
Plus: Reversal of valuation allowance on prior year tax credits	0.15	—	0.15	—
Plus (less): Tax legislative changes, net of other discrete items	0.04	—	0.11	(0.01)
Adjusted Earnings Per Share - Diluted	$0.36	$0.77	$3.10	$3.68

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$53.3	$15.3	$88.9	$83.8
Plus: Interest expense on debt	14.8	7.7	50.6	30.5
Plus: Interest expense on Brazil tax assessments	—	0.1	(4.5)	0.1
Plus: Provision for income taxes	(21.8)	2.9	(9.4)	18.4
Plus: Depreciation and amortization	26.5	19.3	94.0	70.1
Plus: Restructuring and impairment expense	4.2	4.2	10.1	11.9
Plus: Inventory write-down expense related to plant closure	(0.2)	—	0.3	2.0
Plus: Acquisition and integration related costs	2.4	—	21.4	—
Plus: Income from equity affiliates	(0.3)	(2.9)	(6.4)	(4.9)
Plus: Other (income) expense, net	(35.1)	0.3	(41.2)	1.0
Plus: Acquisition related foreign currency exchange impacts	—	—	6.9	—
Plus: Reversal of other expenses related to Brazil tax assessments	—	—	(1.6)	—
Adjusted EBITDA from continuing operations	$43.8	$46.9	$209.1	$212.9

AMS adjusted EBITDA	$28.1	$30.1	$134.7	$106.7
EP adjusted EBITDA	30.2	36.3	131.1	158.0
Unallocated adjusted EBITDA	(14.5)	(19.5)	(56.7)	(51.8)
Adjusted EBITDA from continuing operations	$43.8	$46.9	$209.1	$212.9

Cash provided by operating activities	$30.6	$54.1	$58.1	$161.6
Less: Capital spending	(12.1)	(9.4)	(35.9)	(30.1)
Less: Capitalized software costs	(1.1)	(0.4)	(3.0)	(3.2)
Free Cash Flow	$17.4	$44.3	$19.2	$128.3

			December 31, 2021	December 31, 2020

Total Debt			$1,270.3	$593.3
Less: Cash			74.7	54.7
Net Debt			$1,195.6	$538.6

2022 Earnings Per Share Guidance - Diluted

2022E
2022E GAAP EPS	$2.32 to $2.77
Plus: Purchase accounting expense	1.44
Less: Tax impact of purchase accounting expense	(0.26)
2022E Adjusted EPS	$3.50 to $3.95

Note: Other non-GAAP adjustments including integration and restructuring expenses and asset sale gains are expected to be immaterial.